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Exhibit 10.30

[BRIDGEPOINT EDUCATION, INC. LETTERHEAD]
December 11, 2008

Dale Crandall

  Re:
  Bridgepoint Education, Inc.

Dear Dale,

        We are very pleased to offer you a position as a member of the Board of Directors (the "Board") of Bridgepoint Education, Inc. (the "Company") and a position to serve as the Chair of the Audit Committee. This offer, which is subject to the approval of each of the current members of our Board, is based on the following terms and conditions:

Start Date:	December 11, 2008 (effective immediately after the board meeting) (the "Effective Date"). You will serve as a member of the Board until the annual meeting for the year in which your term expires or until your successor has been elected and qualified, subject however, to your prior death, resignation, retirement, disqualification or removal from office.
Compensation:
In consideration of your services as a member of the Board, you will receive a $20,000 annual retainer to be paid in equal monthly installments beginning on the 30 day anniversary of the Effective Date for so long as you remain a member of the Board. In consideration for your services on the Audit Committee you will receive a (i) $5,000 annual retainer to be paid in equal monthly installments beginning on the 30 day anniversary of the Effective Date for so long as you remain a member of the Audit Committee, and (ii) $10,000 annual retainer to be paid in equal monthly installments beginning on the 30 day anniversary of the Effective Date for so long as you remain the Audit Committee Chair.
Stock Option:
On the day prior to the Company's initial public offering, you will be granted Time Vested Stock Options (an "Option") under the 2005 Plan exercisable for the number of shares equal to $60,000 at a price per share equal to the Company's initial public offering opening price which will vest as follows: (i) 25% of the shares underlying such Option will vest on the one-year anniversary of the Effective Date (the "Vesting Commencement Date"), (ii) as to an additional 2% of the shares underlying such Option on each monthly anniversary of the Vesting Commencement Date over the subsequent 33-month period following such one-year anniversary of the Vesting Commencement Date, and (iii) an additional 3% of the shares underlying such Option on each of the 46th, 47th and 48th monthly anniversary of the Vesting Commencement Date. The Option will be a non-qualified stock option and will not qualify for incentive stock option (ISO) treatment under the Internal Revenue Code §422.

Responsibilities:	As a director of the Company, your duties and responsibilities will be those reasonably and customarily associated with such position, including, without limitation, attendance at all regular and special meetings of the Board.
Expenses:	The Company will reimburse you for all reasonable, out-of-pocket costs and expenses incurred by you in connection with your services to the Company as a Board member.
Confidentiality:
As a condition of this offer, you will be required to preserve the Company's proprietary and confidential information and you must comply with the Company's policies and procedures. Accordingly, as a pre-condition to your appointment to the Board, you are required to execute the Nondisclosure Agreement enclosed herewith. This agreement will be effective as of the Effective Date.
Indemnification:
In the interest of retaining and attracting qualified individuals to provide services to the Company, the Company has or will enter into an Indemnification Agreement with each of its directors and executive officers. An Indemnification Agreement will be provided to you to sign upon your acceptance.

        Please sign the acknowledgment at the bottom of this letter acknowledging and agreeing to the terms and conditions of your service as a director of the Company.

        We sincerely hope that you decide to join the Board of Directors of the Company. Please contact me with any questions regarding the foregoing.

Sincerely,
BRIDGEPOINT EDUCATION, INC.
	By:	/s/ ANDREW CLARK Name: Andrew Clark Title: Chief Executive Officer
ACKNOWLEDGED AND AGREED TO BY:
/s/ DALE CRANDALL Dale Crandall
Date: December 31, 2008

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  Exhibit 10.30